EXHIBIT 99.1

One Franklin Parkway San Mateo, CA 94403-1906 tel (650) 312-2000 franklinresources.com

FROM:	Franklin Resources, Inc.
Corporate Communications: Matt Walsh (650) 312-2245
Investor Relations: Brian Sevilla (650) 312-4091
franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces Quarterly Dividend and

Addition to Stock Repurchase Program

San Mateo, CA, December 16, 2010 – Franklin Resources, Inc. [NYSE:BEN] announced a quarterly cash dividend in the amount of $0.25 per share payable on January 7, 2011 to stockholders of record holding shares of common stock at the close of business on December 31, 2010. The quarterly dividend of $0.25 per share represents a 14% increase over the regular quarterly dividends paid the prior quarter and the same quarter last year. Franklin Resources has raised its quarterly dividend every year since 1981, making fiscal year 2011 the company’s 30th consecutive year of dividend increases.

Additionally, the company’s Board of Directors authorized the company to purchase, from time to time, up to an aggregate of 10.0 million shares of its common stock in either open market or off-market transactions. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. The new board authorization is in addition to the existing authorization, of which approximately 2.2 million shares remained available for repurchase at November 30, 2010. The company repurchased an aggregate of 7.4 million shares during the period October 1, 2009 to November 30, 2010. Shares repurchased under the program are retired.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton

Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series, Fiduciary Trust, Darby and Bissett investment teams. The San Mateo, CA-based company has more than 60 years of investment experience and over $642 billion in assets under management as of November 30, 2010. For more information, please call 1-800/DIAL BEN® or visit franklinresources.com.

# # #